Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167
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Contact	Media: Danielle Stuart (314-694-2478)

Monsanto Adds David L. Chicoine to Board of Directors

ST. LOUIS (April 15, 2009) – Monsanto Company (NYSE: MON) announced today the appointment of David L. Chicoine, Ph. D., to the company’s Board of Directors.  Dr. Chicoine is currently president of South Dakota State University (SDSU) in Brookings, South Dakota.  Dr. Chicoine is also a nationally recognized economist, specializing in public finance, taxation and rural economies.

Prior to joining SDSU in 2007, Dr. Chicoine held various positions of increasing responsibility with the University of Illinois, most recently as Vice President for Technology and Economic Development.  His higher education administrative experience at the University of Illinois also includes service as Head of the Department of Agricultural Economics and Dean of the College of Agriculture, Consumer and Environmental Sciences at the Urbana-Champaign campus.

“On behalf of Monsanto, I am pleased to announce the appointment of David Chicoine as an independent director to our Board,” said Hugh Grant, Chairman of the Board, Monsanto Company.  “David has more than 30 years experience in higher education and is a recognized agricultural economist.  We believe his background and insight will serve Monsanto shareowners well by bringing another valuable perspective to our business and our Board.”

Dr. Chicoine’s appointment is effective immediately, and he will stand for election to the Board at the 2010 annual meeting of shareowners.  Dr. Chicoine will serve on the following board committees: Public Policy and Corporate Responsibility, and Science and Technology.

The addition of Dr. Chicoine to Monsanto’s board brings the number of directors to 11, with 10 independent directors. Additional information on Dr. Chicoine can be accessed at SDSU’s website at http://www3.sdstate.edu/SDSU/PresidentsWelcome.cfm. Additional information on Monsanto’s Board of Directors can be accessed at www.monsanto.com/directors.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large- scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: http://www.monsanto.com/.

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